EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Brian James
Executive VP and Chief Financial Officer
(781) 467-3500

ADE Corporation Exceeds Third-Quarter Guidance

Revenue, Gross Margin, Income, Bookings and Cash Rise Sequentially

WESTWOOD, Mass. – March 7, 2006 – ADE Corporation (Nasdaq: ADEX) today reported its financial results for its third quarter of fiscal 2006 ended January 31, 2006.

Revenue for the third quarter of fiscal 2006 was $26.3 million, compared with $23.6 million for the second quarter of fiscal 2006 and $29.5 million for the third quarter of fiscal 2005. ADE posted net income of $4.7 million, or $0.32 per diluted share, for the third quarter of fiscal 2006. This figure includes a tax benefit of approximately $980,000 related to 2005 tax deductions. This compares with net income of $2.9 million, or $0.20 per diluted share, for the second quarter of fiscal 2006, and $6.4 million, or $0.45 per diluted share, for the third quarter of fiscal 2005.

Gross margin for the third fiscal quarter of 2006 was 57 percent. This compares with 56 percent for the prior quarter and 53 percent for the year-ago third fiscal quarter. ADE ended the third fiscal quarter with $88.2 million in cash, cash equivalents and marketable securities. This is an increase of 20 percent from $73.7 million at the end of fiscal 2005. ADE’s backlog on January 31, 2006 was $41.8 million. This compares with $40.2 million on October 31, 2005 and $48.2 million on January 31, 2005.

“ADE continued to perform well in the third fiscal quarter, exceeding its financial guidance range for revenue and net income, and showing growth in new orders and gross margin as well as cash,” said Dr. Chris L. Koliopoulos, ADE’s president and chief executive officer. “We continued to capitalize on the ongoing expansion in 300mm wafer capacity, generated additional momentum with our recent product launches and increased our cash position to record levels.”

“For the third quarter, revenue was strongest geographically from Japan, which accounted for 45% of total revenue,” said Brian James, executive vice president and chief financial officer of ADE. “Asia and the United States, meanwhile, each contributed approximately 25% of sales, with Europe delivering the remainder.”

“Utilization rates remain high in both 200mm and 300mm wafer fabs, and demand for metrology and defect inspection equipment continues to grow as capacity expansion plans are announced and 300mm wafer production escalates,” continued Dr. Koliopoulos. “Quote activity remained strong during the quarter, and customer interest in our new NanoXam™, WaferXam™ and FabVision™ tools continues to build momentum. Our data storage segment is also tracking the growth in hard disk drives as consumer demand increases.”

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“Recently we announced a definitive merger agreement with KLA-Tencor. Through this acquisition by KLA-Tencor, both companies are looking to increase growth by leveraging their collective technology and existing infrastructure, especially in the semiconductor device market. The combined company will be well positioned to benefit from the increasing industry demand for 300mm wafer metrology and defect inspection equipment with an expanded portfolio of yield management solutions,” concluded Dr. Koliopoulos.

ADE expects the merger to close by early in the third calendar quarter of this year subject to customary closing conditions, including regulatory approval and approval by ADE shareholders. While the merger is pending, ADE will no longer be providing guidance on revenue, gross margins or earnings per share.

Conference Call Reminder

ADE will host a conference call and webcast on March 8, 2006 at 8:30 a.m. Eastern Time (ET) to discuss its third-quarter financial results and business outlook. To participate in the webcast, please visit the “Investor Relations” section of the ADE website, located at www.ade.com. A replay of the call will be available on the website two hours after the completion of the conference call.

About ADE Corporation

ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. Wafer suppliers and device manufacturers worldwide rely on ADE measurement and inspection systems to certify and ensure the highest quality bare silicon substrates. ADE’s most recent generation of products serve both 65nm in-line manufacturing applications and 45nm process development. Semiconductor device yields begin with the bare wafer, and ADE’s leading technology provides early insight into surface defect, shape, flatness and nanotopography of these advanced 300mm substrates. Additional information about ADE is available on the Internet at http://www.ade.com, which website is not part of this news release.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and federal securities law. Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to expectations, predictions, beliefs, and assumptions should be considered forward-looking statements. These statements include, but are not limited to, those associated with the momentum of ADE’s products and quote activity, the expected demand for ADE’s products and for semiconductor wafers generally, the success of ADE’s new and existing products, the expected closing time for the proposed merger, the impact of the proposed merger on the growth and positioning of both KLA-Tencor and ADE and the development and availability of existing and new products, and other expected benefits from the proposed merger. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of product development efforts; the success of product offerings to meet customer needs within the timeframes required by customers in these markets; disruption from the proposed merger making it more difficult to maintain relationships with customers, vendors and employees; the failure to obtain and retain expected synergies from the proposed merger; the failure of ADE shareholders to approve the proposed merger; delays in obtaining, or adverse conditions contained in, any required regulatory approvals; failure to consummate or delay

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in consummating the proposed merger for other reasons, changes in laws or regulations and other similar factors. Further information on potential factors that could affect ADE’s business is contained in its reports on file with the Securities and Exchange Commission, including its Form 10-K for the year ended April 30, 2005. ADE is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This document may be deemed to be solicitation material in respect of the proposed business combination of KLA-Tencor Corporation and ADE. In connection with the proposed transaction, a registration statement on Form S-4 will be filed by KLA-Tencor with the SEC. STOCKHOLDERS OF ADE ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of ADE and stockholders may obtain a free copy of the disclosure documents (when they become available) and other documents filed by ADE and KLA-Tencor with the SEC at the SEC's website at www.sec.gov, from ADE Corporation, 80 Wilson Way, Westwood, Massachusetts 02090, Attention: Chief Financial Officer, or from KLA-Tencor Corporation, 160 Rio Robles, San Jose, California 95134, Attention: General Counsel.

KLA-Tencor, ADE and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding KLA-Tencor's directors and executive officers is available in KLA-Tencor's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on October 13, 2005, and information regarding ADE's directors and executive officers is available in ADE's annual report on Form 10-K for the year ended April 30, 2005, and its proxy statement for its 2005 annual meeting of stockholders, which were filed with the SEC on July 26 and August 19, 2005, respectively. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

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ADE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	January 31		January 31

	2006	2005	2006	2005

Revenue	$26,258	$29,505	$ 74,184	$87,107
Cost of revenue	11,382	13,969	32,481	40,904

Gross profit	14,876	15,536	41,703	46,203

Operating expenses:
Research and development	4,113	4,130	11,743	11,412
Marketing and sales	2,933	2,715	9,382	9,000
General and administrative	2,754	2,413	7,936	7,940

Total operating expenses	9,800	9,258	29,061	28,352

Income from operations	5,076	6,278	12,642	17,851

Interest income	694	182	1,764	379
Interest expense	(65)	(70)	(185)	(203)
Other income	87	163	143	214

Income before provision for income taxes	5,792	6,553	14,364	18,241
Provision for income taxes	1,059	117	3,830	444

Net income	$4,733	$6,436	$10,534	$17,797

Basic earnings per share	$0.33	$0.46	$0.73	$1.27
Diluted earnings per share	$0.32	$0.45	$0.72	$1.25

Weighted average shares outstanding - basic	14,405	14,065	14,366	14,038
Weighted average shares outstanding - diluted	14,695	14,285	14,637	14,276

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ADE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, unaudited)

	January 31, 2006	April 30, 2005

Assets
Cash and cash equivalents	$ 87,244	$ 72,841
Marketable securities	932	836
Accounts receivable, net	19,274	18,499
Inventories	34,785	30,764
Other current assets	1,096	1,373
Deferred income taxes	11,017	10,601

Total current assets	154,348	134,914

Fixed assets, net	8,391	9,241
Deferred income taxes	3,194	6,616
Investments	499	499
Other assets	1,751	1,956

Total assets	$ 168,183	$ 153,226

Liabilities and Stockholders' Equity
Total current liabilities	$ 19,438	$ 18,273
Deferred gain on sale-leaseback	1,411	1,496
Long-term debt	3,292	3,431
Total stockholders' equity	144,042	130,026

Total liabilities and stockholders' equity	$ 168,183	$ 153,226